                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                 SCHEDULE 13G



                   Under the Securities Exchange Act of 1934
                             (Amendment No.  2 )*


                            RCM TECHNOLOGIES, INC.
--------------------------------------------------------------------------------
                               (Name of Issuer)

                                 Common Stock
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                   749360400
                        ------------------------------
                                (CUSIP Number)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Schedule is filed pursuant to Rule 13d-2(c).
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--------------------------                                --------------------
  CUSIP NO. 749360400               13G                   Page 2 of 8 Pages
--------------------------                                --------------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Wanger Asset Management, L.P. 36-3820584

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
         Not Applicable                                         (b) [_]

------------------------------------------------------------------------------
         SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
         Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF                NONE

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                              1,487,000
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                 NONE

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                              1,487,000
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
          1,487,000
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
          Not Applicable                                              [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
          14.2%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
          IA

------------------------------------------------------------------------------
                     *SEE INSTRUCTION BEFORE FILLING OUT!

-------------------------                                ----------------------
  CUSIP NO. 749360400                13G                 Page 3 of 8 Pages
-------------------------                                ----------------------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Wanger Asset Management, Ltd.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
           Not Applicable                                       (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
           Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF              None

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                            1,487,000
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING               None

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                             1,487,000
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
          1,487,000
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
           Not Applicable                                          [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
           14.2%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
          CO

------------------------------------------------------------------------------
                     *SEE INSTRUCTION BEFORE FILLING OUT!

-------------------------                                 ---------------------
CUSIP NO. 749360400                 13G                   Page 4 OF 8 Pages
-------------------------                                 ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Acorn Investment Trust

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
         Not Applicable                                         (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
         Massachusetts

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF               None

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                             925,000
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                None

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                             925,000
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
         925,000
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
10
         Not Applicable                                           [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
         8.8%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
         IV

------------------------------------------------------------------------------
                     *SEE INSTRUCTION BEFORE FILLING OUT!

Item 1(a)  Name of Issuer:

               RCM Technologies, Inc.


Item 1(b)  Address of Issuer's Principal Executive Offices:

               2500 McClellan Avenue
               Suite 350
               Pennsauken, NJ 08109-4613

Item 2(a)  Name of Person Filing:

               Wanger Asset Management, L.P. ("WAM")
               Wanger Asset Management Ltd., the general partner of WAM
                ("WAM LTD.")
               Acorn Investment Trust ("Acorn")

Item 2(b)  Address of Principal Business Office:

               WAM, WAM LTD., and Acorn are all located at:

               227 West Monroe Street, Suite 3000
               Chicago, Illinois 60606

Item 2(c)  Citizenship:

               WAM is a Delaware limited partnership; WAM LTD. is a Delaware corporation; and Acorn is a Massachusetts business trust.

Item 2(d)  Title of Class of Securities:

               Common Stock

Item 2(e)  CUSIP Number:

               749360400

Item 3     Type of Person:

               (d) Acorn is an Investment Company under section 8 of the Investment Company Act.

               (e) WAM is an Investment Adviser registered under section 203 of the Investment Advisers Act of 1940; WAM LTD. is the General Partner of the Investment Adviser.

                               Page 5 of 8 pages
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Item 4     Ownership (at December 31, 1999):

               (a)  Amount owned "beneficially" within the meaning of rule
                    13d-3:

                    1,487,000

               (b)  Percent of class:

                    14.2%

               (c)  Number of shares as to which such person has:

                        (i)   sole power to vote or to direct the vote:
                              none
                        (ii)  shared power to vote or to direct the vote:
                              1,487,000
                        (iii) sole power to dispose or to direct the
                              disposition of:  none
                        (iv)  shared power to dispose or to direct
                              disposition of:  1,487,000

Item 5     Ownership of Five Percent or Less of a Class:

               Not Applicable

Item 6     Ownership of More than Five Percent on Behalf of Another Person:

               The shares reported herein have been acquired on behalf of discretionary clients of WAM, including Acorn. Persons other than WAM and WAM LTD. are entitled to receive all dividends from, and proceeds from the sale of, those shares. Acorn is the only such person known to be entitled to all dividends from, and all proceeds from the sale of, shares reported herein to the extent of more than 5% of the class.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

               Not Applicable

Item 8     Identification and Classification of Members of the Group:

               Not Applicable

Item 9     Notice of Dissolution of Group:

               Not Applicable

                               Page 6 of 8 pages
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Item 10    Certification:

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                               Page 7 of 8 pages
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                                   Signature
                                   ---------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  April 7, 2000

          The undersigned corporation, on the date above written, agrees and consents to the joint filing on its behalf of this Schedule 13G in connection with its beneficial ownership of the security reported herein.


                                    WANGER ASSET MANAGEMENT, LTD.
                                            for itself and as general partner of
                                            WANGER ASSET MANAGEMENT, L.P.

                                       By:/s/ Bruce H. Lauer
                                          ------------------
                                          Bruce H. Lauer
                                          Vice President


          The undersigned, on the date above written, agrees and consents to the joint filing on its behalf of this Schedule 13G in connection with its beneficial ownership of the security reported herein.


                                    ACORN INVESTMENT TRUST

                                       By:/s/ Bruce H. Lauer
                                          ------------------
                                          Bruce H. Lauer
                                          Vice President and Treasurer

                               Page 8 of 8 pages